Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2011

WELLESLEY, Mass.--(BUSINESS WIRE)--February 2, 2012--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported Bank net income of $519,000 for the quarter ended December 31, 2011, compared to Bank net income of $567,000 for the same period in 2010. For the year ended December 31, 2011, Bank net income was $2.0 million, compared to $2.2 million for the same period in 2010. The Bank completed its mutual-to-stock conversion and the Company’s public offering on January 25, 2012. Therefore, the 2011 results reflect the Bank on a consolidated basis and do not include the Company which was not an operating company at December 31, 2011.

The decrease in earnings for both the three month period and the year was primarily a result of increased salaries and employee benefits associated with staffing increases in connection with the Bank’s conversion from the mutual to the stock form of ownership, and added costs associated with freezing the Bank’s obligations under its defined benefit plan. The provision for loan losses declined slightly in 2011 for both the three-month and full year periods. At December 31, 2011, the Bank placed three loans totaling $3.1 million to a commercial borrower on non-accrual. While these loans are paying in accordance with the terms of the loans, weakness in certain credit criteria, including the value of the underlying collateral, supported the nonaccrual classification. The Bank also added $437,000 to the provision for loan losses in the fourth quarter of 2011 in connection with these loans. The additional provision was partially offset by the reduction in specific reserves during the quarter from improving credit conditions with other borrowers.

Net interest income increased 2.4% to $2.7 million for the three month period ended December 31, 2011 from $2.6 million in the comparable 2010 period. For the year, net interest income increased 3.0% to $10.3 million from $10.0 million in the 2010 year. The increases were largely due to the reduction in interest expense as we reduced our balances of higher cost Federal Home Loan Bank advances, and as deposit costs declined due to the generally lower interest rate environment. The net interest margin was 3.84% for the 2011 three month period and 3.94% for the 2011 year. Net interest margin was 4.10% and 4.07% for the comparable 2010 periods, respectively.

For the three months ended December 31, 2011, noninterest expense increased $213,000 to $1.8 million, compared to $1.6 million for the same period in 2010. For the year, noninterest expense increased $718,000 to $6.7 million from $6.0 million in 2010. Additional costs incurred primarily related to funding remaining obligations of the Bank’s defined benefit plan. Costs associated with the defined benefit plan were $183,000 and $922,000 for the 2011 three-month and full year periods, an increase of $29,000 and $357,000 from the comparable 2010 periods. Inclusive of the defined benefit plan costs, salaries and employee benefits were $1.1 million for the three months ended December 31, 2011, compared to $892,000 in 2010. For the full year 2011, salaries and employee benefits increased $735,000 to $4.2 million. Also impacting the salaries and benefits expense was an increase in staffing in connection with the Bank’s conversion. Occupancy and equipment expense increased $46,000 to $250,000 for the three-month period ended December 31, 2011, and increased $122,000 for the full year to $862,000, compared to 2010 levels. These increases primarily resulted from rent increases and costs associated with our new branch opening scheduled for the 2012 first quarter. Partially offsetting these increases, the Bank benefited from reductions in FDIC assessments in 2011 as assessments decreased $53,000 for the three-month period and $118,000 for the full year.

Balance Sheet Growth

Total assets were $303.1 million at December 31, 2011, representing an increase of $41.1 million compared to December 31, 2010. The increase primarily resulted from an increase in cash and cash equivalents, an increase in loans and an increase in securities available for sale. Funds received in connection with the Company’s public offering, in the amount of $19.7 million, were held in a segregated account at the Bank at December 31, 2011 pending completion of the stock offering. A portion of these funds resulted from the transfer of deposit funds within the Bank.

Net loans increased by $17.7 million at December 31, 2011 compared to December 31, 2010. Residential mortgage loans increased $7.3 million due to growth in our adjustable-rate mortgage portfolio. Commercial real estate loans increased $18.0 million due to increased lending efforts focused on this market. The Bank’s portfolio of securities available for sale increased $10.5 million to $36.1 million at December 31, 2011 primarily due to increases in mortgage-backed securities issued by various government sponsored enterprises.

Deposits increased $22.8 million to $245.2 million at December 31, 2011. The increase was partly attributable to an increase in money market deposit accounts of $8.0 million and an increase in term certificates of deposit of $5.1 million. During the year, we reduced the balances of Federal Home Loan Bank advances from $12.5 million to $7.5 million, thereby reducing higher cost funding for the Bank.

Total surplus increased $2.3 million to $22.7 million, or 7.5% of total assets as of December 31, 2011. At December 31, 2010, the Bank’s ratio of surplus to total assets was 7.8%.

The Bank’s summary income statement and other data follow:

Wellesley Bank and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010

Interest and dividend income:
Interest and fees on loans	$3,052	$3,107	$12,053	$12,176
Debt securities	232	225	845	1,007
Other investments	12	31	66	154
Total interest and dividend income	3,296	3,363	12,964	13,337

Interest expense:
Deposits	551	603	2,216	2,450
Borrowings	93	169	487	929
Total interest expense	644	772	2,703	3,379

Net interest income	2,652	2,591	10,261	9,958
Provision for loan losses	150	300	900	1,100
Net interest income, after provision for loan losses	2,502	2,291	9,361	8,858

Noninterest income:
Customer service fees	42	49	157	167
Investment management fees	20	20	109	68
Other noninterest income	88	159	231	313
Total noninterest income	150	228	497	548

Noninterest expenses:
Salaries and employee benefits	1,095	892	4,230	3,495
Occupancy and equipment	250	204	862	740
Data processing	101	99	404	371
FDIC insurance	22	75	157	275
Other noninterest expenses	361	346	1,060	1,114
Total noninterest expenses	1,829	1,616	6,713	5,995

Income before income taxes	823	903	3,145	3,411
Provision for income taxes	304	336	1,140	1,258
Net income	$519	$567	$2,005	$2,153

Other Data:
Return on average assets	0.72%	0.86%	0.74%	0.84%
Return on average equity	9.33%	11.21%	9.39%	11.17%
Net interest margin	3.84%	4.10%	3.94%	4.07%
Efficiency ratio	65.70%	59.04%	63.03%	55.89%

The Bank’s summary balance sheet and other data follow:

Wellesley Bank and Subsidiaries
Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Total cash and short-term investments	33,524	18,397
Securities available for sale, at fair value	36,088	25,565
Other investments at cost	2,030	5,363

Loans	225,229	206,807
Less allowance for loan losses	(3,396)	(2,690)
Loans, net	221,833	204,117

Bank-owned life insurance	4,208	4,062
Premises and equipment, net	1,168	786
Net deferred tax asset	1,236	1,168
Other assets	3,061	2,544

Total assets	$303,148	$262,002

Liabilities and Surplus
Deposits:
Noninterest-bearing	$31,017	$28,919
Interest-bearing	214,229	193,517
	245,246	222,436
Short-term borrowings	7,059	5,804
Long-term debt	7,500	12,500
Stock subscriptions	19,666	-
Accrued expenses and other liabilities	946	853
Total liabilities	280,417	241,593

Surplus	22,103	20,099
Accumulated other comprehensive income	628	309
Total surplus	22,731	20,408

Total liabilities and surplus	$303,148	$262,001

Other Data:
Loans to deposits	91.84%	92.97%
Nonperforming loans to total loans	3.10%	0.97%
Tier 1 capital to average total assets	7.81%	7.74%
Tier 1 capital to risk-weighted assets	10.65%	10.64%
Total capital to risk-weighted assets	11.91%	11.90%

About Wellesley Bank

Established in 1911, the Bank is a Massachusetts chartered stock cooperative bank, with total assets of $303.1 million, total deposits of $245.2 million and total equity of $22.7 million at December 31, 2011. The Bank is a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its executive office and two full service offices located in Wellesley, Massachusetts.

Forward Looking Statements

This press release contains certain forward-looking statements about the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer